Exhibit 99.1

Riot Blockchain Appoints Remo Mancini to Board of Directors
Riot Blockchain Also Provides Information Concerning Rescheduling of Adjourned 2017 Annual Meeting and Announces NASDAQ's acceptance of Compliance Plan for the 2017 Annual Meeting
CASTLE ROCK, Colo., Feb 26, 2018 — Riot Blockchain, Inc. (Nasdaq: RIOT) (the "Company") is pleased to announce that Remo Mancini has been appointed to the Riot Blockchain Board of Directors. Mr. Mancini will serve as Lead Director and will serve as Chairman of the Audit Committee, as a member of the Nominating and Corporate Governance Committee, and as a member of the Compensation Committee.  Mr. Mancini will serve as an appointed member of the Board until the next annual meeting of shareholders at which directors shall be elected, which is expected to be held on or before May 15, 2018.
Mr. Mancini combines his experience as a former Canadian and U.S. senior corporate executive, corporate director, and former Ontario Cabinet Minister to bring a valuable perspective to business affairs and corporate governance.

Mr. Mancini's diverse, hands-on board leadership experience is extensive. He has served on a number of Boards of companies listed on the Toronto Stock Exchange and Venture Exchange (TSX and TSX-V), along with private company Boards and the Boards of several international business organizations promoting trade, investment and business opportunities.

In the business world, Mr. Mancini brought publicly acclaimed leadership to both the Canadian Transit Company and the Detroit International Bridge Company, the private companies that own, manage, and operate the Ambassador Bridge, the world's busiest commercial border crossing, where he served as Executive Vice-President.

As a distinguished member of the Ontario Legislature for 18 years, Mr. Mancini was a Member of the Cabinet, serving in both economic and social portfolios (including Minister of Revenue).  He also held the notable positions of Parliamentary Assistant to the Premier, Official Opposition Party House Leader, Chairman of the Public Accounts Committee.

Mr. Mancini has earned the internationally recognized designation of ICD.D and is a graduate of the Directors Education Program offered by the Institute of Corporate Directors and the University of Toronto's Rotman School of Management.

Separately, the Company also announced NASDAQ's acceptance of the plan of compliance submitted in order to comply with the requirement to hold its 2017 Annual Meeting of Shareholders, previously adjourned due to the inability to attain the required 50% plus one vote authorized by shareholders at the August 2017 Special Shareholder's Meeting and under the Company's by-laws.  The original 2017 Annual meeting was adjourned twice, as votes required to achieve a quorum (approximately 4.2 million votes) fell far short of the required vote by approximately 3 million shares.
In its submission, the Company also provided information requested by NASDAQ that the required quorum was increased from 33.3% to 50% plus one vote at the August 2017 Special shareholder meeting and that the Company's outstanding shares increased to approximately 11 million from approximately 4.5 million during 2017, which added to the logistical complexities of achieving a quorum. Further, and contrary to media reports, NASDAQ was advised the Company would have had no difficulty reserving a room at this over 1,000 room hotel on short notice as was the case in August 2017 should the meeting quorum have been reached prior to adjournment
About Riot Blockchain
Riot Blockchain, Inc. is leveraging its expertise and a network of professional advisors to build and support blockchain technologies. It is establishing an Advisory Board with technical experience intending to become a leading authority and supporter of blockchain, while providing investment exposure to the rapidly growing Bitcoin and blockchain ecosystems. For more information, visit http://www.RiotBlockchain.com/.
Investor Notice
Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under "Risk Factors" in Item 1A of our most recent Form 10-Q for the period ended September 30, 2017 filed with the Securities and Exchange Commission (the "SEC") on November 13, 2017 and in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 31, 2017, as amended as of April 27, 2017 and August 15, 2017. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See "Safe Harbor" below.

Safe Harbor
The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors", copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.
Media Contacts
Karen Chase or Travis Kruse
Russo Partners, LLC
(646) 942-5627
(212) 845-4272
karen.chase@russopartnersllc.com
travis.kruse@russopartnersllc.com

Investor Contact
IR@RiotBlockchain.com